EXHIBIT 99

NEWS RELEASE
8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI TO PURSUE CANADA’S CONDITIONAL APPROVAL PATHWAY FOR

MULTIKINE IN THE TREATMENT OF HEAD & NECK CANCER

•	Follows pre-submission meeting with Canada’s regulator Health Canada
•	Plans to pursue marketing approval in other countries while preparing its BLA application for U.S. FDA

Vienna, VA, April 19, 2023 - CEL-SCI Corporation (NYSE American: CVM) today announced it has held a productive pre-submission meeting with Canada’s regulator to determine the best regulatory path toward market approval. Based on the existing data that was summarized and presented, Health Canada advised CEL-SCI to request advance consideration for approval under a Notice of Compliance with Conditions policy. Additional discussions explored how patients at lower risk for recurrence could be targeted for treatment, and what sort of post-market commitments could help ensure that only the most suitable patients would be treated with Multikine®* (Leukocyte Interleukin Injection), based on the best available evidence.

“The Notice of Compliance with Conditions” policy facilitates earlier access for physicians and patients to promising new drugs for patients suffering from serious, life-threatening or severely debilitating diseases.  Acceptance of promising evidence of clinical effectiveness of Multikine as an initial therapy for patients with advanced primary head and neck cancer would allow for the filing of an eligible drug submission earlier than normally possible because it promises to fulfil an unmet medical need,” stated CEL-SCI CEO, Geert Kersten. “We continue to prepare our Biologics License Application for U.S. FDA approval, while also pursuing marketing approval in other countries.”

Canada was one of over 20 countries in which CEL-SCI’s global pivotal Phase 3 IT-MATTERS study enrolled a total of 928 head and neck cancer patients (locally advanced primary squamous cell carcinoma of the head and neck (SCCHN)). The IT-MATTERS study was designed to determine if Multikine was safe and provided survival and other clinical benefits.

Multikine is the first investigational cancer immunotherapy developed as a first-line neo-adjuvant treatment to be provided to previously untreated locally advanced primary disease SCCHN patients before they receive surgery. As demonstrated in the IT-MATTERS study, Multikine is the first of its kind with substantial survival benefit in a randomized Phase 3 trial in locally advanced primary SCCHN. Patients receiving Multikine for 3 weeks prior to surgery and radiotherapy (deemed at lower risk for recurrence per NCCN Guidelines) showed the following advantages over lower risk for recurrence control who had the same treatment, but did not get Multikine:

•	A median overall survival improvement of 46.5 months—nearly four years
•	62.7% of Multikine patients were alive after five years vs. 48.6% in the control group
•	Nearly 1 of every 6 patients had their tumors shrink by more than 30% in just 3 weeks prior to surgery vs. no reported tumor shrinkage in the control group
•	5 patients treated with Multikine had their tumors completely disappear in just 3 weeks
•	Tumor shrinkage/disappearance in 3 weeks significantly reduced the death rate

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About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the IT-MATTERS’ Phase 3 study, CEL-SCI studied patients who were newly diagnosed with locally advanced primary squamous cell carcinoma of the head and neck with the investigational product Multikine first, BEFORE they received surgery and radiotherapy or surgery plus concurrent radiotherapy and chemotherapy (the current standard of care for these patients). This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck. CEL-SCI believes that this Phase 3 study is the largest Phase 3 study in the world for the treatment of locally advanced primary head and neck cancer.

Multikine is designed to help the immune system “target” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor. The Phase 3 study was started in early 2011 and was fully enrolled with 928 patients in September 2016.  To test for an overall survival benefit, the study required CEL-SCI to wait until at least 298 (deaths) events had occurred among the two main comparator groups.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2022. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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